Exhibit 99.1

Magellan Gold Corporation Shareholder Update

FOR IMMEDIATE RELEASE	June 4, 2020

Reno, Nevada – Magellan Gold Corporation (OTCQB: MAGE) (“Magellan” or “the Company), announced today the redirecting its focus toward domestic United States precious metal opportunities as the best path forward to maximize shareholder value.

As part of the new direction, effective May 31, 2020, David E. Drips has resigned as Chief Executive Officer, President, and Director of the Company. Going forward, Mr. Drips will continue to be an integral part of our technical advisory board.

“We appreciate David’s efforts and his service to the company,” said John Power, a director of Magellan Gold Corp. “David did a tremendous job of right-sizing our operations in Mexico and we look forward to our continued relationship with him as a key technical advisor.”

As previously disclosed in our recent filings with the Securities and Exchange Commission, the company has divested all of its Mexico operations through the sale of its subsidiary Magellan Acquisition Corp.

“COVID-19 presented significant challenges in our efforts to manage and advance the company’s Mexico assets and we quickly made the strategic decision to exit Mexico and focus on opportunities in the United States,” Power said. “We already have an excellent advanced stage exploration project in the Silver District in Arizona and we look forward to adding at least one new domestic project this year.”

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is focused on the exploration and development of precious metals in the United States. Magellan owns an advanced silver exploration project located in Arizona.

The Silver District Project in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District. The property contains a near-surface historic resource of 16 million ounces of silver and exhibits advanced exploration promise.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

John Power: (707) 291-6198